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                                                                    Exhibit 99.1



News

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RENAL TREATMENT CENTERS, INC.


FOR IMMEDIATE RELEASE

Contact:  Ronald H. Rodgers, Jr.
          Vice President - Finance and
          Chief Financial Officer
          610-644-4796

           RENAL TREATMENT CENTERS TO ACQUIRE 12 DIALYSIS FACILITIES
                       IN SOUTHERN CALIFORNIA AND NEVADA
                       ---------------------------------

             COMPANY ALSO ANNOUNCES INCREASE IN ITS CREDIT FACILITY
                             AND OTHER TRANSACTIONS

 Berwyn, Pennsylvania (October 7, 1997) - Renal Treatment Centers, Inc. (NYSE:
RXT) today announced that it has entered into definitive agreements to acquire substantially all of the assets of 12 end-stage renal disease outpatient dialysis centers and related acute care programs from California Kidney Centers; California Kidney Centers, Orange, LLC; Dialysis Systems, LLC; California Kidney Centers, Inpatient Services, LLC; and Dialysis Systems, Inpatient Services, LLC. Ten of the outpatient dialysis centers are located in southern California and two of the centers are located in Las Vegas, Nevada. The 12 outpatient dialysis centers currently provide treatments to approximately 1,460 patients, including transient patient equivalents. The acute care programs provide approximately 13,700 treatments annually at 29 hospitals in the service areas of the outpatient dialysis centers.

     The transaction is expected to be completed in November 1997, subject to receipt of required regulatory approvals, including those required under the Hart-Scott-Rodino Antitrust Improvements Act and the approval of the Attorney General of the State of California, and certain other contingencies. The acquisition would be accounted for as a purchase. The terms of the transaction were not disclosed.

     Robert L. Mayer, Jr., chairman, president and chief executive officer of Renal Treatment Centers, Inc., said, "This acquisition is a very important transaction for our company for several reasons. In terms of the number of dialysis centers and acute care agreements, it will be our largest acquisition to date. The terms of the acquisition are consistent with the Company's strategic practices. In addition, the integration of these centers into our operations will enable us to substantially expand our service
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areas into the southern California and Las Vegas markets.  The acquisition will also be consistent with the Company's philosophy of developing regional clusters of dialysis centers, as we will be acquiring existing clusters in southern California and Las Vegas. Also, we are very impressed with the quality of care provided in the facilities and the high level of professionalism and competency of the staff working in these centers."

     The Company also announced the following transactions:

     The Company's credit facility through a consortium of banks has been increased from $200 million to $350 million, effective September 26, 1997. The Company intends to use the additional borrowing capacity to support the Company's acquisition and development activities and general working capital requirements.

     Effective September 1, 1997, the Company acquired substantially all of the assets of Kidney Care, Inc., which operated an end-stage renal disease outpatient dialysis center in Macon, Georgia, serving approximately 80 patients and operating 21 treatment stations.

     Effective October 1, 1997, the Company acquired all of the outstanding stock of Tomball Dialysis, Inc., which operated an end-stage renal disease outpatient dialysis center in Tomball, Texas, serving approximately 54 patients and operating 13 treatment stations.

     As of October 1, 1997, the Company's clinical laboratory, located in Las Vegas, Nevada, has been fully licensed, and the laboratory will begin testing patient samples in December 1997.

     This press release contains forward-looking statements. The Company cautions that a number of factors, including those expressed in its Annual Report on Form 10-K for the year ended December 31, 1996, and unforeseen changes in economic conditions in the United States and Argentina, could cause actual results to differ materially from those expressed in any forward-looking statements. Furthermore, there can be no assurance that the transactions described in the first paragraph above will be completed.

     Renal Treatment Centers, Inc. provides dialysis treatments and ancillary services to patients suffering from chronic kidney failure, primarily in its freestanding outpatient dialysis treatment centers or in the patient's home. With the addition of the above centers, the Company will operate a total of 168 dialysis centers in 23 states, the District of Columbia and the Republic of Argentina. In these centers, the Company will be providing dialysis services for approximately 12,025 patients. The Company will also provide inpatient dialysis services to over 125 hospitals.